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                                                                      EXHIBIT 30


            AMENDMENT TO ALLIED GROUP EMPLOYEE STOCK OWNERSHIP PLAN


                                  June 1, 1998


          WHEREAS, Nationwide Mutual Insurance Company ("Nationwide") announced a tender offer to purchase all outstanding shares of the ALLIED Group, Inc. Common Stock, including the shares of Common Stock held by the Trustee of the ALLIED Group Employee Stock Ownership Plan (the "Plan");

          WHEREAS, the Plan does not specifically address the method for allocating cash proceeds received pursuant to the sale of Common Stock held in the Suspense Account of the Plan;

          WHEREAS, current employee/participants in the Plan could have anticipated that Common Stock released from the Suspense Account would have been allocated pursuant to the method of allocating employer contributions;

          WHEREAS, ALLIED Group, Inc. (the "Company") believes that current employees should be rewarded for their continued and long service to the Company and should be allocated the proceeds received from the Nationwide tender offer in the same manner as if the Plan debt were repaid over time with employer contributions; and

          WHEREAS, the Company recognizes the need to retain current employees until the Nationwide tender offer is resolved;

          BE IT RESOLVED, that the Plan shall be amended as set forth in the attached Second Amendment to the Plan.
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                              Second Amendment to

            The ALLIED Group Employee Stock Ownership Plan ("Plan")


            By virtue and in exercise of the amending power reserved to ALLIED Group, Inc. (the "Company") pursuant to subsection 12.1 of the Plan, and pursuant to resolutions to amend adopted June 1, 1998, the Plan is hereby amended as set forth below, effective as of June 1, 1998.


            1. Section 1 shall be amended by inserting a new subsection 1.15 and amending the old subsection 1.15 to be subsection 1.16:

          1.15 Change in Control.
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          A "Change in Control" shall be deemed to have occurred upon the first to occur of the following:

          (i) Any person other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (b) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) ALLIED Mutual Insurance Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities; or


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         (ii)   During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company plus any new Director (a) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved or (b) whose nomination for election by the Company's shareholders was made pursuant to the Stock Rights Agreement between the Company and ALLIED Mutual, cease for any reason to constitute a majority thereof; or

          (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

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          2. Section 6 shall be amended by adding at the end thereof a new subsection 6.11 to read as follows:

          6.11 Allocation in the Event of a Change in Control.
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          In the event of a Change in Control resulting in the sale of Company
          Stock held in the Suspense Account, the Trustee shall withdraw the cash proceeds available ("Proceeds") in full from the Suspense Account and allocate such Proceeds, as set forth herein, exclusively to Participants who are eligible Participants as of the date of the Change in Control (including each employee who has satisfied the requirements of subsection 2.1 as of the date of the Change in Control).

          (a)  eligible Participants. For purposes of this subsection 6.11, the
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               term "eligible Participant" means any Participant who is employed by an Employer during the Plan Year in which the Change in Control occurs exclusively on a regular full time basis, and is employed by an Employer or a Related Company on the date of Change in Control. The term "eligible Participant" also includes any Participant who died or retired (within the meaning of paragraphs (a), (b), (c), or (d) of subsection 8.3) during the Plan Year in which the Change in Control occurs. Finally, the term "eligible Participant" includes any Participant who is not employed on a regular full time basis during the Plan Year in which the Change in Control occurs, but who satisfies the remaining requirements of this paragraph (a); provided that such Participant completes a period of service during such Plan Year equal to (A) times (B), where (A) is 1,000 Hours of Service, and
               (B)


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               is a fraction, the numerator of which is the number of days in the Plan Year to the date of Change in Control and the denominator of which is 365.

          (b)  Method of Allocation. For purposes of this subsection 6.11, there
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               shall be allocated and credited to each eligible Participant's
               Account the portion of the Proceeds equal to the product of (A) times (B), where (A) is the amount of the Proceeds, and (B) is a fraction, the numerator of which is the allocation factor for the eligible Participant based upon the following chart and the denominator of which is the aggregate allocation factor for all eligible Participants based upon the following chart:


If the eligible Participant's           the eligible Participant's
Years of Service are:                   allocation factor is:
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Less than 6                             6% of Compensation.

At least 6 but less than 11,            7% of Compensation.

At least 11 but less than 21,           8% of Compensation.

21 or more,                             9% of Compensation.


          (c)  Definitions. For purposes of this subsection 6.11, Years of
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               Service shall have the meaning provided in subsection 3.3 and shall be determined as of the date of the Change in Control; provided, however, that if an eligible Participant incurs five consecutive One Year Periods of Severance, then his number of Years of Service, if any, accrued prior to such break shall be disregarded for purposes of this subsection. For purposes of this subsection 6.11, Compensation shall have the meaning provided in subsection 6.6,


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               except that the Participant's Compensation for the Plan Year preceding the Plan Year in which the Change in Control occurs shall be used, and Compensation shall include Compensation with a Related Company.

      In the event the Proceeds received qualify as Company Stock, such Stock shall not be allocated in accordance with this subsection 6.11, but shall be held in the Suspense Account and released in accordance with the Plan.

      3. Section 7.2 shall be amended by striking out the last sentence thereof and inserting in lieu thereof the following:

      Plan earnings, including for purposes of this subsection, amounts released from the Suspense Account attributable to the sale of Company Stock to a third party buyer in a bona fide commercial transaction, shall not constitute Annual Additions.

      4. Section 8.2 shall be amended by adding at the end thereof the following:

      Finally, each Participant who is employed by an Employer or a Related Company as of the date of a Change in Control shall be fully vested in his Account as of such date.

      5. Section 1.2 shall be amended by inserting after the term "6.7," the following: "an eligible Participant under subsection 6.11,".
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            6. Appendix A shall be amended by inserting after the term "Board of
Directors" the following: "1.15 -- Change in Control".